Exhibit 99.1

News Release

	Contact:	News Bureau
newsbureau@ngc.com

Christopher Grady Joins Northrop Grumman Board of Directors

FALLS CHURCH, Va. – Feb. 13, 2026 – Northrop Grumman (NYSE: NOC) announced it has elected Admiral Christopher Grady, former vice chairman of the Joint Chiefs of Staff, to its board of directors.

“With his storied military service and leadership, Admiral Grady will provide valuable insights to our board and management team, as our company continues to focus on delivering differentiating technology to the United States and its allies, at speed and scale,” said Kathy Warden, chair, chief executive officer and president, Northrop Grumman.

Grady served as the 12th vice chairman of the Joint Chiefs of Staff, the second highest-ranking military officer in the United States, from 2021 until his retirement as a four-star admiral in 2025. His previous assignments include serving as the Commander of the U.S. Fleet Forces Command, the Commander of the U.S. Sixth Fleet and Naval Striking and Support Forces NATO and the Commander of the Carrier Strike Group 1.

He served on active duty in the U.S. Navy for over 40 years as a career surface warfare officer, participating in nearly every major military operation during that time. Grady has an undergraduate degree from the University of Notre Dame, master’s degrees from Georgetown University’s Edmund A. Walsh School of Foreign Service and the National War College.

Northrop Grumman is a leading global aerospace and defense technology company. Our pioneering solutions equip our customers with the capabilities they need to connect and protect the world, and push the boundaries of human exploration across the universe. Driven by a shared purpose to solve our customers’ toughest problems, our employees define possible every day.

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Northrop Grumman Corporation
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